Exhibit 99.1

Full Year and Fourth Quarter 2023 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Full Year and Fourth Quarter 2023 Earnings Results

Goldman Sachs Reports Earnings Per Common Share of $22.87 for 2023

Fourth Quarter Earnings Per Common Share was $5.48

“This was a year of execution for Goldman Sachs. With everything we achieved in 2023 coupled with our clear and simplified strategy, we have a much stronger platform for 2024. Our strategic objectives underscore our relentless commitment to serve our clients with excellence, further strengthen our leading client franchise and continue to deliver for shareholders.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
2023 $46.25 billion 4Q23 $11.32 billion	2023 $8.52 billion 4Q23 $2.01 billion	2023 $22.87 4Q23 $5.48

ROE[1]	ROTE[1]	Book Value Per Share
2023 7.5% 4Q23 7.1%	2023 8.1% 4Q23 7.6%	2023 $313.56 2023 Growth 3.3%

NEW YORK, January 16, 2024 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $46.25 billion and net earnings of $8.52 billion for the year ended December 31, 2023. Net revenues were $11.32 billion and net earnings were $2.01 billion for the fourth quarter of 2023.

Diluted earnings per common share (EPS) was $22.87 for the year ended December 31, 2023 compared with $30.06 for the year ended December 31, 2022, and was $5.48 for the fourth quarter of 2023 compared with $3.32 for the fourth quarter of 2022 and $5.47 for the third quarter of 2023.

Return on average common shareholders’ equity (ROE)1 was 7.5% for 2023 and annualized ROE was 7.1% for the fourth quarter of 2023. Return on average tangible common shareholders’ equity (ROTE)1 was 8.1% for 2023 and annualized ROTE was 7.6% for the fourth quarter of 2023.

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Annual Highlights

◾	During the year, the firm supported clients and continued to execute on strategic priorities, which contributed to the firm’s third highest annual net revenues of $46.25 billion.

◾

Global Banking & Markets generated net revenues of $30.00 billion, driven by strong performances in both Fixed Income, Currency and Commodities (FICC), which included the second highest net revenues in FICC financing, and Equities, which included record net revenues in Equities financing.

◾	The firm ranked #1 in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings, and common stock offerings for the year.[2]

◾	Asset & Wealth Management generated net revenues of $13.88 billion, including record Management and other fees and record Private banking and lending net revenues.

◾	Assets under supervision[3] increased 10% during the year to a record $2.81 trillion.

Net Revenues

Full Year

Net revenues were $46.25 billion for 2023, 2% lower compared with 2022, reflecting lower net revenues in Global Banking & Markets, largely offset by higher net revenues in Platform Solutions and Asset & Wealth Management.

2023 Net Revenues
$46.25 billion
Fourth Quarter

Net revenues were $11.32 billion for the fourth quarter of 2023, 7% higher than the fourth quarter of 2022 and 4% lower than the third quarter of 2023. The increase compared with the fourth quarter of 2022 reflected higher net revenues in Asset & Wealth Management and Platform Solutions, partially offset by lower net revenues in Global Banking & Markets.

4Q23 Net Revenues
$11.32 billion

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Global Banking & Markets

Full Year

Net revenues in Global Banking & Markets were $30.00 billion for 2023, 8% lower than a strong 2022.

Investment banking fees were $6.22 billion, 16% lower than 2022, due to significantly lower net revenues in Advisory, reflecting a significant decline in industry-wide completed mergers and acquisitions transactions, and slightly lower net revenues in Debt underwriting, partially offset by significantly higher net revenues in Equity underwriting, primarily reflecting increased activity from secondary offerings. The firm’s Investment banking fees backlog[3] was lower compared with the end of 2022.

Net revenues in FICC were $12.06 billion, 18% lower than a strong 2022, reflecting significantly lower net revenues in FICC intermediation, driven by significantly lower net revenues in currencies and commodities and slightly lower net revenues in interest rate products, partially offset by significantly higher net revenues in mortgages and higher net revenues in credit products. Net revenues in FICC financing were slightly lower.

Net revenues in Equities were $11.55 billion, 5% higher than 2022, due to higher net revenues in Equities financing (reflecting significantly higher net revenues in prime financing), partially offset by slightly lower net revenues in Equities intermediation (reflecting lower net revenues in cash products).

Net revenues in Other were $171 million compared with $(537) million for 2022, reflecting the absence of net mark-downs on acquisition financing activities included in the prior year and net gains from direct investments compared with net losses in the prior year. These improvements were partially offset by significantly higher net losses on hedges.

2023 Global Banking & Markets
$30.00 billion
	Advisory	$ 3.30 billion
	Equity underwriting	$ 1.15 billion
	Debt underwriting	$ 1.76 billion
	Investment banking fees	$ 6.22 billion
	FICC intermediation	$ 9.32 billion
	FICC financing	$ 2.74 billion
	FICC	$12.06 billion
	Equities intermediation	$ 6.49 billion
	Equities financing	$ 5.06 billion
	Equities	$11.55 billion
	Other	$ 171 million

Fourth Quarter

Net revenues in Global Banking & Markets were $6.35 billion for the fourth quarter of 2023, 3% lower than the fourth quarter of 2022 and 21% lower than the third quarter of 2023.

Investment banking fees were $1.65 billion, 12% lower than the fourth quarter of 2022, due to significantly lower net revenues in Advisory, reflecting a decline in industry-wide completed mergers and acquisitions volumes, partially offset by significantly higher net revenues in Debt underwriting, primarily driven by leveraged finance activity, and higher net revenues in Equity underwriting, primarily from secondary offerings. The firm’s Investment banking fees backlog[3] was higher compared with the end of the third quarter of 2023.

Net revenues in FICC were $2.03 billion, 24% lower than the fourth quarter of 2022, reflecting significantly lower net revenues in FICC intermediation, driven by significantly lower net revenues in interest rate products and currencies and lower net revenues in commodities and credit products, partially offset by higher net revenues in mortgages. Net revenues in FICC financing were slightly higher.

Net revenues in Equities were $2.61 billion, 26% higher than the fourth quarter of 2022, due to significantly higher net revenues in Equities intermediation (reflecting significantly higher net revenues in derivatives) and higher net revenues in Equities financing (reflecting higher net revenues from prime financing).

Net revenues in Other were $61 million compared with $(114) million for the fourth quarter of 2022, primarily reflecting lower net losses on hedges.

4Q23 Global Banking & Markets
$6.35 billion
	Advisory	$ 1.01 billion
	Equity underwriting	$ 252 million
	Debt underwriting	$ 395 million
	Investment banking fees	$ 1.65 billion
	FICC intermediation	$ 1.30 billion
	FICC financing	$ 739 million
	FICC	$ 2.03 billion
	Equities intermediation	$ 1.50 billion
	Equities financing	$ 1.11 billion
	Equities	$ 2.61 billion
	Other	$ 61 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Asset & Wealth Management

Full Year

Net revenues in Asset & Wealth Management were $13.88 billion for 2023, 4% higher than 2022, reflecting higher Management and other fees and higher net revenues in Debt investments and Private banking and lending, partially offset by significantly lower net revenues in Equity investments and significantly lower Incentive fees.

The increase in Management and other fees primarily reflected the impact of higher average assets under supervision, including the impact of acquiring NN Investment Partners. The increase in Debt investments net revenues reflected significantly lower net mark-downs compared with the prior year (despite a challenging environment for real estate investments in the current year), partially offset by lower net interest income due to a reduction in the debt investments balance sheet. The increase in Private banking and lending net revenues primarily reflected higher deposit spreads and balances, partially offset by the impact of the sale of substantially all of the Marcus loans portfolio in the year. The decrease in Equity investments reflected significantly lower net gains from investments in private equities, primarily due to net losses from real estate investments, partially offset by significantly lower net losses from investments in public equities. The decrease in Incentive fees was driven by more significant harvesting in the prior year.

2023 Asset & Wealth Management
$13.88 billion
	Management and other fees	$9.49 billion
	Incentive fees	$161 million
	Private banking and lending	$2.58 billion
	Equity investments	$342 million
	Debt investments	$1.32 billion

Fourth Quarter

Net revenues in Asset & Wealth Management were $4.39 billion for the fourth quarter of 2023, 23% higher than the fourth quarter of 2022 and 36% higher than the third quarter of 2023. The increase compared with the fourth quarter of 2022 primarily reflected significantly higher net revenues in Equity investments and Debt investments and higher Management and other fees, partially offset by lower net revenues in Private banking and lending.

The increase in Equity investments net revenues reflected net gains from investments in public equities compared with significant net losses in the prior year period. Net gains from investments in private equities were slightly higher, due to a gain of $349 million related to the sale of Personal Financial Management, partially offset by significantly lower net gains from real estate investments. The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. The increase in Debt investments net revenues reflected net mark-ups compared with net mark-downs in the prior year period, partially offset by lower net interest income due to a reduction in the debt investments balance sheet. The decrease in Private banking and lending net revenues primarily reflected the impact of the sale of substantially all of the Marcus loans portfolio earlier in the year.

4Q23 Asset & Wealth Management

$4.39 billion
	Management and other fees	$2.45 billion
	Incentive fees	$ 59 million
	Private banking and lending	$661 million
	Equity investments	$838 million
	Debt investments	$384 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Platform Solutions

Full Year

Net  revenues in Platform Solutions were $2.38 billion for 2023, 58% higher than 2022, reflecting significantly higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues  primarily reflected significant growth in average credit card balances. Transaction banking and other net revenues were lower, reflecting lower deposit spreads.

2023 Platform Solutions
$2.38 billion
	Consumer platforms	$ 2.07 billion
	Transaction banking and other	$306 million
Fourth Quarter

Net revenues in Platform Solutions were $577 million for the fourth quarter of 2023, 12% higher than the fourth quarter of 2022 and essentially unchanged compared with the third quarter of 2023. The increase compared with the fourth quarter of 2022 reflected higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues primarily reflected significant growth in average credit card balances, partially offset by mark-downs related to the GreenSky held for sale loan portfolio. Transaction banking and other net revenues were lower, reflecting lower average deposit balances.

4Q23 Platform Solutions
$577 million
	Consumer platforms	$ 504 million
	Transaction banking and other	$73 million

Provision for Credit Losses

Full Year

Provision for credit losses was $1.03 billion for 2023, compared with $2.72 billion for 2022. Provisions for 2023 reflected net provisions related to both the credit card portfolio (primarily driven by net charge-offs) and wholesale loans (primarily driven by impairments). These net provisions were partially offset by reserve reductions of $637 million related to the transfer of the GreenSky loan portfolio to held for sale and $442 million related to the sale of substantially all of the Marcus loans portfolio. Provisions for 2022 primarily reflected growth in the credit card portfolio, the impact of macroeconomic and geopolitical concerns and net charge-offs.

2023 Provision for Credit Losses
$1.03 billion

Fourth Quarter

Provision for credit losses was $577 million for the fourth quarter of 2023, compared with $972 million for the fourth quarter of 2022 and $7 million for the third quarter of 2023. Provisions for the  fourth quarter of 2023 reflected net provisions related to both the credit card portfolio (primarily driven by net charge-offs and seasonal portfolio growth, partially offset by a reserve reduction of $160 million related to the transfer of the General Motors card portfolio to held for sale) and wholesale loans (driven by impairments). Provisions for the fourth quarter of 2022 reflected provisions related to the credit card and point-of-sale loan portfolios, primarily from growth and net charge-offs, and impairments on wholesale loans.

4Q23 Provision for Credit Losses
$577 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Operating Expenses

Full Year

Operating expenses were $34.49 billion for 2023, 11% higher than 2022. The firm’s efficiency ratio[3] was 74.6% for 2023, compared with 65.8% for 2022.

The increase in operating expenses compared with 2022 primarily reflected significantly higher impairments related to consolidated real estate investments ($1.46 billion recognized in 2023), a write-down of intangibles of $506 million related to GreenSky and an impairment of goodwill of $504 million related to Consumer platforms (all in depreciation and amortization), as well as the FDIC special assessment fee of $529 million (in other expenses).

Net provisions for litigation and regulatory proceedings were $115 million for 2023 compared with $576 million for 2022.

Headcount decreased 7% during 2023, primarily reflecting a headcount reduction initiative during the year.

2023 Operating Expenses
$34.49 billion

2023 Efficiency Ratio
74.6%

Fourth Quarter

Operating expenses were $8.49 billion for the fourth quarter of 2023, 5% higher than the fourth quarter of 2022 and 6% lower than the third quarter of 2023.

The increase in operating expenses compared with the fourth quarter of 2022 primarily reflected the FDIC special assessment fee of $529 million (in other expenses).

Net provisions for litigation and regulatory proceedings were $9 million for the fourth quarter of 2023 compared with $169 million for the fourth quarter of 2022.

4Q23 Operating Expenses
$8.49 billion

Provision for Taxes

The effective income tax rate for 2023 was 20.7%, down from 23.3% for the first nine months of 2023, primarily due to an increase in permanent tax benefits and changes in the geographic mix of earnings. The 2023 effective income tax rate increased from 16.5% for 2022, primarily resulting from an increase in taxes on non-U.S. earnings in 2023, partially offset by an increase in the impact of permanent tax benefits for 2023 compared with 2022.

2023 Effective Tax Rate
20.7%

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Other Matters

◾ On January 12, 2024, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.75 per common share to be paid on March 28, 2024 to common shareholders of record on February 29, 2024.

◾ During the year, the firm returned $9.39 billion of capital to common shareholders, including $5.80 billion of common share repurchases (16.8 million shares at an average cost of $345.87) and $3.59 billion of common stock dividends. This included $1.92 billion of capital returned to common shareholders during the fourth quarter, including $1.00 billion of common share repurchases (3.2 million shares at an average cost of $311.10) and $922 million of common stock dividends.[3]

◾ Global core liquid  assets[3] averaged $407 billion for 2023, compared with an  average of $398 billion for 2022. Global core liquid assets averaged $414 billion for the fourth quarter of 2023, compared with an average of $406 billion for the third quarter of 2023.

Declared Quarterly Dividend Per Common Share
$2.75

Capital Returned
$9.39 billion in 2023

Average GCLA
$407 billion for 2023

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including the escalation or continuation of the war between Russia and Ukraine or an escalation of the war in Gaza, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-205-6786 (in the U.S.) or 1-323-794-2558 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	YEAR ENDED		% CHANGE FROM

	DECEMBER 31, 2023	DECEMBER 31, 2022	DECEMBER 31, 2022
GLOBAL BANKING & MARKETS
Advisory	$ 3,299	$ 4,704	(30) %
Equity underwriting	1,153	848	36

Debt underwriting	1,764	1,808	(2)
Investment banking fees	6,216	7,360	(16)

FICC intermediation	9,318	11,890	(22)
FICC financing	2,742	2,786	(2)
FICC	12,060	14,676	(18)

Equities intermediation	6,489	6,662	(3)
Equities financing	5,060	4,326	17
Equities	11,549	10,988	5

Other	171	(537)	N.M.
Net revenues	29,996	32,487	(8)

ASSET & WEALTH MANAGEMENT
Management and other fees	9,486	8,781	8
Incentive fees	161	359	(55)
Private banking and lending	2,576	2,458	5
Equity investments	342	610	(44)
Debt investments	1,315	1,168	13
Net revenues	13,880	13,376	4

PLATFORM SOLUTIONS
Consumer platforms	2,072	1,176	76
Transaction banking and other	306	326	(6)
Net revenues	2,378	1,502	58

Total net revenues	$ 46,254	$ 47,365	(2)
Geographic Net Revenues (unaudited)[3] $ in millions

	YEAR ENDED

	DECEMBER 31, 2023	DECEMBER 31, 2022
Americas	$ 29,335	$ 28,669
EMEA	11,744	12,860
Asia	5,175	5,836
Total net revenues	$ 46,254	$ 47,365

Americas	64%	61%
EMEA	25%	27%

Asia	11%	12%
Total	100%	100%

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

 $ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022	SEPTEMBER 30, 2023	DECEMBER 31, 2022

GLOBAL BANKING & MARKETS
Advisory	$ 1,005	$ 831	$ 1,408	21%	(29) %
Equity underwriting	252	308	183	(18)	38
Debt underwriting	395	415	282	(5)	40
Investment banking fees	1,652	1,554	1,873	6	(12)

FICC intermediation	1,295	2,654	1,974	(51)	(34)
FICC financing	739	730	713	1	4
FICC	2,034	3,384	2,687	(40)	(24)

Equities intermediation	1,502	1,713	1,109	(12)	35
Equities financing	1,105	1,248	964	(11)	15
Equities	2,607	2,961	2,073	(12)	26

Other	61	110	(114)	(45)	N.M.
Net revenues	6,354	8,009	6,519	(21)	(3)

ASSET & WEALTH MANAGEMENT
Management and other fees	2,445	2,405	2,248	2	9
Incentive fees	59	24	39	146	51
Private banking and lending	661	687	753	(4)	(12)
Equity investments	838	(212)	287	N.M.	192
Debt investments	384	326	234	18	64
Net revenues	4,387	3,230	3,561	36	23

PLATFORM SOLUTIONS
Consumer platforms	504	501	433	1	16
Transaction banking and other	73	77	80	(5)	(9)
Net revenues	577	578	513	–	12

Total net revenues	$ 11,318	$ 11,817	$ 10,593	(4)	7
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022
Americas	$ 7,770	$ 7,570	$ 6,920
EMEA	2,481	2,811	2,406
Asia	1,067	1,436	1,267
Total net revenues	$ 11,318	$ 11,817	$ 10,593

Americas	69%	64%	65%
EMEA	22%	24%	23%
Asia	9%	12%	12%
Total	100%	100%	100%

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	YEAR ENDED		% CHANGE FROM

	DECEMBER 31, 2023	DECEMBER 31, 2022	DECEMBER 31, 2022
REVENUES
Investment banking	$ 6,218	$ 7,360	(16) %
Investment management	9,532	9,005	6
Commissions and fees	3,789	4,034	(6)
Market making	18,238	18,634	(2)
Other principal transactions	2,126	654	225
Total non-interest revenues	39,903	39,687	1

Interest income	68,515	29,024	136
Interest expense	62,164	21,346	191
Net interest income	6,351	7,678	(17)

Total net revenues	46,254	47,365	(2)

Provision for credit losses	1,028	2,715	(62)

OPERATING EXPENSES
Compensation and benefits	15,499	15,148	2
Transaction based	5,698	5,312	7
Market development	629	812	(23)
Communications and technology	1,919	1,808	6
Depreciation and amortization	4,856	2,455	98
Occupancy	1,053	1,026	3
Professional fees	1,623	1,887	(14)
Other expenses	3,210	2,716	18
Total operating expenses	34,487	31,164	11

Pre-tax earnings	10,739	13,486	(20)
Provision for taxes	2,223	2,225	–
Net earnings	8,516	11,261	(24)
Preferred stock dividends	609	497	23
Net earnings applicable to common shareholders	$ 7,907	$ 10,764	(27)

EARNINGS PER COMMON SHARE
Basic[3]	$ 23.05	$ 30.42	(24) %
Diluted	$ 22.87	$ 30.06	(24)

AVERAGE COMMON SHARES
Basic	340.8	352.1	(3)
Diluted	345.8	358.1	(3)

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022	SEPTEMBER 30, 2023	DECEMBER 31, 2022
REVENUES
Investment banking	$ 1,653	$ 1,555	$ 1,873	6%	(12) %
Investment management	2,478	2,409	2,258	3	10
Commissions and fees	925	883	968	5	(4)
Market making	3,496	4,958	3,051	(29)	15
Other principal transactions	1,427	465	369	207	287
Total non-interest revenues	9,979	10,270	8,519	(3)	17

Interest income	18,484	18,257	12,411	1	49
Interest expense	17,145	16,710	10,337	3	66
Net interest income	1,339	1,547	2,074	(13)	(35)

Total net revenues	11,318	11,817	10,593	(4)	7

Provision for credit losses	577	7	972	N.M.	(41)

OPERATING EXPENSES
Compensation and benefits	3,602	4,188	3,764	(14)	(4)
Transaction based	1,456	1,452	1,434	–	2
Market development	175	136	216	29	(19)
Communications and technology	503	468	481	7	5
Depreciation and amortization	780	1,512	727	(48)	7
Occupancy	268	267	261	–	3
Professional fees	471	377	495	25	(5)
Other expenses	1,232	654	713	88	73
Total operating expenses	8,487	9,054	8,091	(6)	5

Pre-tax earnings	2,254	2,756	1,530	(18)	47
Provision for taxes	246	698	204	(65)	21
Net earnings	2,008	2,058	1,326	(2)	51
Preferred stock dividends	141	176	141	(20)	–
Net earnings applicable to common shareholders	$ 1,867	$ 1,882	$ 1,185	(1)	58

EARNINGS PER COMMON SHARE
Basic[3]	$ 5.52	$ 5.52	$ 3.35	– %	65%
Diluted	$ 5.48	$ 5.47	$ 3.32	–	65
AVERAGE COMMON SHARES
Basic	335.7	338.7	349.5	(1)	(4)
Diluted	340.9	343.9	356.7	(1)	(4)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 105,702	$ 106,074	$ 106,486	–	(1)
Basic shares[3]	337.1	338.0	350.8	–	(4)
Book value per common share	$ 313.56	$ 313.83	$ 303.55	–	3

Headcount	45,300	45,900	48,500	(1)	(7)

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)3

$ in billions

	AS OF

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022
ASSETS
Cash and cash equivalents	$ 242	$ 240	$ 242
Collateralized agreements	423	388	414
Customer and other receivables	132	141	136
Trading assets	478	448	301
Investments	147	145	131
Loans	183	178	179
Other assets	37	37	39
Total assets	$ 1,642	$ 1,577	$ 1,442

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 428	$ 403	$ 387
Collateralized financings	324	295	155
Customer and other payables	231	253	262
Trading liabilities	200	195	191
Unsecured short-term borrowings	76	70	61
Unsecured long-term borrowings	242	224	247
Other liabilities	24	20	22
Total liabilities	1,525	1,460	1,325
Shareholders’ equity	117	117	117
Total liabilities and shareholders’ equity	$ 1,642	$ 1,577	$ 1,442
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3] $ in billions

	AS OF

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022
Common equity tier 1 capital	$ 99.5	$ 98.9	$ 98.1

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 684	$ 667	$ 653
Common equity tier 1 capital ratio	14.5%	14.8%	15.0%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 667	$ 666	$ 679
Common equity tier 1 capital ratio	14.9%	14.8%	14.4%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.5%	5.6%	5.8%
Average Daily VaR (unaudited)[3,4] $ in millions

	THREE MONTHS ENDED			YEAR ENDED

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022	DECEMBER 31, 2023	DECEMBER 31, 2022
RISK CATEGORIES
Interest rates	$ 87	$ 88	$ 95	$ 96	$ 96
Equity prices	29	28	30	29	35
Currency rates	18	19	41	24	32
Commodity prices	19	18	28	19	47
Diversification effect	(62)	(66)	(92)	(69)	(97)
Total	$ 91	$ 87	$ 102	$ 99	$ 113

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3

$ in billions

	AS OF

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022
ASSET CLASS
Alternative investments	$ 295	$ 267	$ 263
Equity	658	607	563
Fixed income	1,122	1,031	1,010
Total long-term AUS	2,075	1,905	1,836
Liquidity products	737	775	711
Total AUS	$ 2,812	$ 2,680	$ 2,547

	THREE MONTHS ENDED			YEAR ENDED

	DECEMBER 31, 2023	SEPTEMBER 30, 2023	DECEMBER 31, 2022	DECEMBER 31, 2023	DECEMBER 31, 2022
Beginning balance	$ 2,680	$ 2,714	$ 2,427	$ 2,547	$ 2,470
Net inflows / (outflows):
Alternative investments	23	2	3	25	19
Equity	2	–	–	(3)	13
Fixed income	26	5	19	52	18
Total long-term AUS net inflows / (outflows)	51	7	22	74	50
Liquidity products	(37)	11	11	27	16
Total AUS net inflows / (outflows)	14	18	33	101	66
Acquisitions / (dispositions)	(23)	–	–	(23)	316
Net market appreciation / (depreciation)	141	(52)	87	187	(305)
Ending balance	$ 2,812	$ 2,680	$ 2,547	$ 2,812	$ 2,547

Goldman Sachs Reports

Full Year and Fourth Quarter 2023 Earnings Results

Footnotes

1.

ROE is calculated by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. ROTE is calculated by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED DECEMBER 31, 2023	YEAR ENDED DECEMBER 31, 2023
Total shareholders’ equity	$ 116,997	$ 116,699
Preferred stock	(11,203)	(10,895)
Common shareholders’ equity	105,794	105,804
Goodwill	(5,912)	(6,147)
Identifiable intangible assets	(1,256)	(1,736)
Tangible common shareholders’ equity	$ 98,626	$ 97,921

2.	Dealogic – January 1, 2023 through December 31, 2023.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2023: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets”, (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision”, (iii) efficiency ratio – see “Results of Operations – Operating Expenses”, (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management”, (v) global core liquid assets – see “Risk Management – Liquidity Risk Management”, (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2023: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy”, (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

Represents a preliminary estimate for the fourth quarter of 2023 for the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR. These may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

4.

During the first quarter of 2023, the firm added the currency exposure on certain debt and equity positions to VaR and removed certain debt and equity positions (and related hedges) from VaR as management believes that the risk of these positions is more appropriately measured and monitored using 10% sensitivity measures. Prior year amounts for average daily VaR have been conformed to the current presentation. The impact of such changes was not material. See “Risk Management – Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2023 for further information about VaR and 10% sensitivity measures.